EXHIBIT 99.1

Hanmi Reports Strong Loan and Deposit Growth for Third Quarter 2016

2016 Third Quarter Highlights:

  Net income of $13.1 million or $0.41 per diluted share, down $0.03 from the prior quarter primarily due to lower disposition gains on PCI loans and finalization of prior year FDIC loss share claims, partially offset by gain on sale of real estate
  Money market and savings deposits grew 21% from the prior quarter leading to a 5% increase in total deposits quarter-over-quarter and 7% year-over-year
  Loans receivable of $3.55 billion, up 3% quarter-over-quarter and 17% year-over-year

LOS ANGELES, Oct. 18, 2016 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ:HAFC) (or “Hanmi”), the holding company for Hanmi Bank (the “Bank”), today reported third quarter net income of $13.1 million, or $0.41 per diluted share, down $0.03 per diluted share from the prior quarter primarily due to $1.2 million lower disposition gains on PCI loans and a $1.4 million charge to finalize prior year FDIC loss share claims, partially offset by a $1.0 million gain on the sale of a recently consolidated branch facility.

For the first nine months of 2016, net income increased 7.9% to $42.1 million, or $1.31 per diluted share, compared with $39.0 million, or $1.22 per diluted share, for the first nine months of 2015.

Mr. C. G. Kum, President and Chief Executive Officer, said, “Hanmi’s performance in the third quarter was highlighted by solid loan growth coupled with successful deposit gathering activities. Total loans receivable increased 3% compared with the prior quarter and 17% from a year ago.  We are achieving this growth while maintaining our disciplined underwriting standards and strong overall asset quality.  Weighted average loan-to-value and debt coverage ratios on new commercial real estate loan originations for the third quarter were 50.8% and 1.73 times, respectively. I am also pleased with our deposit franchise as our money market and savings balances grew 21% in the quarter, resulting in total deposits increasing 5% for the quarter and 7% year-over-year.  Importantly, noninterest-bearing deposits increased 4% in the quarter and were up 11% from a year ago.”

Mr. Kum continued, “We remain highly focused on driving profitable growth across the enterprise. Considering the flat yield curve environment, our third quarter net interest margin of 3.86% remains strong. In addition, through the first nine months of the year, we have successfully reduced total noninterest expense by approximately 6% compared with the prior year. To further enhance operational efficiencies, we completed the closure and consolidation of two branches during the third quarter in Cerritos and Garden Grove, California and recently opened a new branch in Glenview, Illinois. Overall, our third quarter results were solid and I expect a strong finish to the year.”

Quarterly Results
(In thousands, except per share data)

	As of or for the Three Months Ended			As of or for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

Net income	$13,121	$14,148	$13,959	$42,073	$38,997
Net income per diluted common share	$0.41	$0.44	$0.44	$1.31	$1.22

Assets	$4,402,180	$4,441,333	$4,214,241	$4,402,180	$4,214,241
Loans receivable	$3,552,659	$3,449,310	$3,045,072	$3,552,659	$3,045,072
Deposits	$3,771,207	$3,589,289	$3,518,694	$3,771,207	$3,518,694

Pre-tax, pre-provision earnings on average assets	1.80%	2.00%	2.05%	1.88%	1.93%
Return on average assets	1.19%	1.32%	1.38%	1.30%	1.28%
Return on average stockholders' equity	9.88%	10.98%	11.55%	10.90%	11.06%
Net interest margin (1)	3.86%	4.02%	3.81%	3.95%	3.89%
Net interest margin excluding acquisition accounting (1)	3.75%	3.84%	3.49%	3.76%	3.40%
Efficiency ratio	58.72%	56.46%	57.97%	57.47%	59.65%
Efficiency ratio excluding merger and integration costs	58.72%	56.46%	57.97%	57.47%	58.46%

Tangible common equity to tangible assets (2)	12.04%	11.79%	11.48%	12.04%	11.48%
Tangible common equity per common share (2)	$16.42	$16.23	$15.12	$16.42	$15.12

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $39.6 million for the 2016 third quarter compared with $40.0 million for the 2016 second quarter.  Although average loans increased 4.5% quarter-over-quarter, average money market and savings increased 20.9% and the average rate paid on these deposits increased 12 basis points leading to the slight decline in net interest income.  Year-to-date, net interest income improved 6.9% to $118.1 million compared with $110.5 million for the first nine months of 2015 principally because of the increase in loans.

Net interest margin (on a taxable equivalent basis) was 3.86% for the 2016 third quarter, down 16 basis points from 4.02% for the 2016 second quarter.  The decline was primarily due to lower acquisition accounting effects (seven basis points), lower loan yields (two basis points) and higher interest-bearing deposit rates (three basis points). For the first nine months of 2016, net interest margin was 3.95% compared with 3.89% for the first nine months of 2015.

The impact of acquisition accounting adjustments on core loan yield, core deposit cost, net interest income and net interest margin are summarized in the following tables.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Core loan yield	4.63%	4.78%	4.76%	4.69%	4.75%
Accretion of discount on purchased loans	0.08%	0.13%	0.24%	0.15%	0.43%
As reported	4.71%	4.91%	5.00%	4.84%	5.18%

Core deposit cost	0.54%	0.52%	0.60%	0.53%	0.61%
Accretion of time deposits premium	0.07%	0.09%	0.16%	0.09%	0.17%
As reported	0.47%	0.43%	0.44%	0.44%	0.44%

	Three Months Ended
	September 30, 2016		June 30,2016		September 30,2015
	Amount	Rate	Amount	Rate	Amount	Rate
			(in thousands)
Net interest income and net interest margin excluding acquisition accounting (1)	$38,874	3.75%	$38,671	3.84%	$32,996	3.49%
Accretion of discount on Non-PCI loans	648	0.06%	994	0.10%	1,209	0.13%
Accretion of discount on PCI loans	26	0.00%	97	0.01%	514	0.05%
Accretion of time deposits premium	610	0.06%	791	0.08%	1,378	0.14%
Amortization of subordinated debentures discount	(67)	-0.01%	(62)	-0.01%	(46)	-
Net impact	1,217	0.11%	1,820	0.18%	3,055	0.32%
As reported, on a fully taxable equivalent basis (1)	$40,091	3.86%	$40,491	4.02%	$36,051	3.81%

	Nine Months Ended
	September 30, 2016		September 30, 2015
	Amount	Rate	Amount	Rate
		(in thousands)
Net interest income and net interest margin excluding acquisition accounting	$113,710	3.76%	$97,109	3.40%
Accretion of discount on Non-PCI loans	3,396	0.11%	7,326	0.26%
Accretion of discount on PCI loans	400	0.01%	1,824	0.07%
Accretion of time deposits premium	2,343	0.08%	4,488	0.16%
Amortization of subordinated debentures discount	(185)	-0.01%	(125)	-
Net impact	5,954	0.19%	13,513	0.49%
As reported, on a fully taxable equivalent basis (1)	$119,664	3.95%	$110,622	3.89%

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

For the third quarter of 2016, Hanmi recorded a negative provision for loan losses of $1.5 million, compared with a negative $3.7 million for the third quarter last year. For the first nine months of 2016 and 2015, the negative loan loss provision was $4.5 million and $7.8 million, respectively.

Third quarter noninterest income decreased $0.7 million, or 7.5%, to $8.7 million from $9.4 million for the second quarter of 2016 primarily due to a $1.2 million decrease in disposition gains on PCI loans and a $0.2 million decrease in gain on sales of SBA loans, partially offset by a $1.0 million gain from the sale of a recently consolidated branch facility (recorded in other operating income). Disposition gains on PCI loans were $0.8 million for the third quarter of 2016, compared with $2.0 million for the prior quarter, and $4.3 million for the third quarter last year. PCI loans increased $0.5 million for the third quarter of 2016, while they declined $4.8 million for the second quarter of 2016 and decreased $8.7 million for the third quarter of 2015. Gains on sales of SBA loans were $1.6 million for the third quarter 2016, compared with $1.8 million for the second quarter of 2016 and $1.6 million for the year-ago period as the volume of SBA loans sold increased to $24.1 million from $20.2 million for the preceding quarter and $20.6 million for the same quarter last year. Other operating income, which included $1.0 million gain on the sale of a branch facility, was $2.3 million for the third quarter of 2016, compared with $1.7 million for the second quarter of 2016 and $1.1 million for the same quarter last year.

For the first nine months of 2016, noninterest income decreased $10.5 million, or 29.6%, to $25.0 million from $35.5 million for the same period last year primarily due to a $6.1 million reduction in gain on sale of securities, a $4.6 million decrease in disposition gains on PCI loans and a $0.6 million decrease in gain on sales of SBA loans. Sales of securities in the first nine months of 2016 were de minimis, while securities transactions resulted in gains of $6.1 million for the same period last year. Disposition gains on PCI loans were $3.4 million for the first nine months of 2016, compared with $8.0 million for the same period last year as PCI loans decreased $4.5 million for the first nine months of 2016 and declined $19.4 million for the same period last year. Gains on sales of SBA loans were $4.2 million for the first nine months of 2016, compared with $4.9 million for the first nine months of 2015 as the volume of SBA loans sold decreased to $56.7 million from $59.8 million for the same period last year.

Noninterest expense for the third quarter increased $0.5 million, or 1.7%, to $28.3 million from $27.9 million for the second quarter primarily due to a $1.4 million expense related to the finalization of prior year FDIC loss share claims, which was recorded in other operating expenses.  This was partially offset by lower professional fees.

Noninterest expense decreased $0.4 million, or 1.3%, from $28.7 million for the third quarter last year primarily due to lower occupancy and equipment expense, coupled with lower salaries and employee benefits expense related to the branch closure and consolidations completed in the third quarter last year, as well as lower professional fees.  This was partially offset by higher expenses related to the aforementioned FDIC loss share claims, which was recorded in other operating expense.

For the first nine months of 2016, noninterest expense decreased $4.9 million, or 5.6%, to $82.3 million from $87.1 million for the same period last year primarily due to reductions in merger and integration costs, professional fees and data processing fees related to the August 2014 acquisition of Central Bancorp, Inc. (“CBI”), along with lower salaries and employee benefits and occupancy and equipment expense from the branch closure and consolidation completed in the third quarter last year. As a result of careful management of noninterest expense, coupled with the improvements in revenue from the growth in earning assets, the efficiency ratio improved to 57.47% for the first nine months of 2016 from 59.65% for the first nine months of 2015.

Hanmi recorded a provision for income taxes of $8.2 million for the third quarter of 2016, representing an effective tax rate of 38.6%, compared with $8.9 million or 38.5% for the preceding quarter and $10.6 million or 43.1% for the third quarter of 2015.  For the first nine months of 2016, Hanmi recorded a provision for income taxes of $23.3 million, representing an effective tax rate of 35.6%, compared with $27.7 million or 41.6% for the same period last year.

Financial Position
Total assets were $4.40 billion at September 30, 2016, a 0.9% decrease from $4.44 billion at June 30, 2016, and a 4.5% increase from $4.21 billion at September 30, 2015.  The year-over-year increase in total assets was primarily due to increases in loans receivable.

Loans receivable, before the allowance for loan losses, were $3.55 billion at September 30, 2016, up 3.0% from $3.45 billion at June 30, 2016, and up 16.7% from $3.05 billion at September 30, 2015. The increase in loans from the end of the 2015 third quarter reflects Hanmi’s strong loan production.  Loans held for sale, representing the guaranteed portion of SBA loans, were $6.4 million at September 30, 2016, compared with $12.8 million at the end of the 2016 second quarter and $4.9 million at the end of the 2015 third quarter.

New loan production for the 2016 third quarter was $168.3 million, and outpaced $55.2 million of loan payoffs. Third quarter 2016 new loan production was comprised of $103.6 million of commercial real estate loans, $33.4 million of commercial and industrial loans, $29.9 million of SBA loans, and $1.4 million of consumer loans. For the 2016 second quarter, new loan production was $265.2 million while loan payoffs were $113.3 million. Loan purchases for the 2016 third quarter were $46.0 million, compared with $66.5 million in the second quarter of 2016. SBA loan sales for the 2016 third quarter were $24.1 million, compared with $20.2 million for the second quarter of 2016.

Deposits were $3.77 billion at the end of the 2016 third quarter, compared with $3.59 billion at the end of the preceding quarter and $3.52 billion at the end of the third quarter of 2015.  The cost of deposits was 0.47% for the third quarter of 2016 compared with 0.43% for the second quarter of 2016 and 0.44% for the third quarter a year ago.

At September 30, 2016, stockholders’ equity was $531.2 million, compared with $525.2 million and $485.4 million at June 30, 2016 and September 30, 2015, respectively.  Tangible common stockholders’ equity was $529.7 million, or 12.04% of tangible assets, compared with $523.6 million, or 11.79% of tangible assets, and $483.7 million, or 11.48%, of tangible assets at June 30, 2016 and September 30, 2015, respectively.  Tangible book value per share was $16.42, up 1.2% from the preceding quarter and 8.6% from a year ago.

During the third quarter, Hanmi declared a cash dividend on its common stock of $0.19 per share, up 36% from the prior quarter and up 73% from a year ago.  The dividend was paid on August 23, 2016, to stockholders of record as of the close of business on August 8, 2016.

Asset Quality
Nonperforming loans, excluding PCI loans, were $10.9 million or 0.31% of loans at the end of the third quarter of 2016, compared with $12.3 million or 0.36% of loans at the end of the second quarter of 2016 and $23.9 million, or 0.79% of loans at the end of the third quarter last year.

OREO was $11.0 million at the end of the third quarter of 2016, down from $11.8 million at the end of the prior quarter. Classified loans were $36.9 million, or 1.04% of loans, at September 30, 2016, compared with $27.4 million, or 0.79% of loans, at June 30, 2016, and $40.0 million, or 1.31% of loans, a year ago.  Nonperforming assets were $21.9 million at the end of the third quarter of 2016, or 0.50% of assets, compared with 0.54% of assets at the end of the prior quarter and 0.88% of assets at the end of the same quarter last year.

Gross charge-offs for the third quarter of 2016 were $115,000, compared with $798,000 for the preceding quarter and $1.8 million for the same period a year ago. Recoveries of previously charged-off loans for the third quarter of 2016 were $830,000, compared with $995,000 for the preceding quarter and $994,000 for the third quarter of 2015. As a result, there were net recoveries of $715,000 for the third quarter of 2016, compared to net recoveries of $197,000 for the preceding quarter and net charge-offs of $752,000 for the year ago period.

The allowance for loan losses was $39.0 million as of September 30, 2016, generating an allowance of loan losses to loans receivable ratio of 1.10% compared with 1.15% as of June 30, 2016 and 1.52% as of September 30, 2015.

Conference Call
Management will host a conference call today, October 18, 2016 at 1:00 p.m. PT (4:00 p.m. ET) to discuss these results.  This call will also be broadcast live via the internet.  Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 1:00 p.m. PT, using access code HANMI.  To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 41 full-service branches and 6 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for loan losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30,	June 30,	Percentage	September 30,	Percentage
	2016	2016	Change	2015	Change
Assets
Cash and due from banks	$130,197	$156,632	-16.9%	$235,342	-44.7%
Securities available for sale, at fair value	548,961	636,275	-13.7%	669,340	-18.0%
Loans held for sale, at the lower of cost or fair value	6,425	12,833	-49.9%	4,871	31.9%
Loans receivable, net of allowance for loan losses	3,513,687	3,409,603	3.1%	2,998,712	17.2%
Accrued interest receivable	10,160	10,552	-3.7%	8,722	16.5%
Premises and equipment, net	27,682	29,752	-7.0%	29,857	-7.3%
Other real estate owned ("OREO"), net	10,971	11,846	-7.4%	13,249	-17.2%
Customers' liability on acceptances	1,041	2,456	-57.6%	2,704	-61.5%
Servicing assets	10,833	11,337	-4.4%	11,986	-9.6%
Other intangible assets, net	1,456	1,537	-5.3%	1,795	-18.9%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Federal Reserve Bank ("FRB") stock, at cost	-	14,423	-100.0%	14,098	-100.0%
Income tax asset	50,145	52,161	-3.9%	70,847	-29.2%
Bank-owned life insurance	49,149	48,851	0.6%	48,067	2.3%
Prepaid expenses and other assets	25,088	26,690	-6.0%	88,266	-71.6%
Total assets	$4,402,180	$4,441,333	-0.9%	$4,214,241	4.5%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,231,967	$1,189,528	3.6%	$1,114,621	10.5%
Interest-bearing	2,539,240	2,399,761	5.8%	2,404,073	5.6%
Total deposits	3,771,207	3,589,289	5.1%	3,518,694	7.2%
Accrued interest payable	2,444	3,107	-21.3%	2,985	-18.1%
Bank's liability on acceptances	1,041	2,456	-57.6%	2,704	-61.5%
FHLB advances	55,000	280,000	-80.4%	150,000	-63.3%
Servicing liabilities	3,426	3,921	-12.6%	5,176	-33.8%
FDIC loss sharing liability	1,701	18	9350.0%	1,173	45.0%
Subordinated debentures	18,888	18,821	0.4%	18,669	1.2%
Accrued expenses and other liabilities	17,275	18,536	-6.8%	29,391	-41.2%
Total liabilities	3,870,982	3,916,148	-1.2%	3,728,792	3.8%

Stockholders' equity:
Common stock	33	33	0.0%	257	-87.2%
Additional paid-in capital	560,906	560,089	0.1%	557,116	0.7%
Accumulated other comprehensive income	7,555	9,121	-17.2%	2,158	250.1%
Retained earnings (accumulated deficit)	33,413	26,396	26.6%	(3,931)	-950.0%
Less treasury stock	(70,709)	(70,454)	0.4%	(70,151)	0.8%
Total stockholders' equity	531,198	525,185	1.1%	485,449	9.4%
Total liabilities and stockholders' equity	$4,402,180	$4,441,333	-0.9%	$4,214,241	4.5%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statement of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,	Percentage	September 30,	Percentage
	2016	2016	Change	2015	Change
Interest and dividend income:
Interest and fees on loans	$41,150	$40,645	1.2%	$36,466	12.8%
Interest on securities	2,701	2,886	-6.4%	2,884	-6.3%
Dividends on FRB and FHLB stock	419	579	-27.6%	607	-31.0%
Interest on deposits in other banks	55	49	12.2%	68	-19.1%
Total interest and dividend income	44,325	44,159	0.4%	40,025	10.7%
Interest expense:
Interest on deposits	4,358	3,684	18.3%	3,881	12.3%
Interest on subordinated debentures	206	196	5.1%	158	30.4%
Interest on FHLB advances	179	299	-40.1%	1	0.0%
Total interest expense	4,743	4,179	13.5%	4,040	17.4%
Net interest income before provision for loan losses	39,582	39,980	-1.0%	35,985	10.0%
Negative provision for loan losses	(1,450)	(1,515)	-4.3%	(3,704)	-60.9%
Net interest income after provision for loan losses	41,032	41,495	-1.1%	39,689	3.4%
Noninterest income:
Service charges on deposit accounts	2,883	2,898	-0.5%	3,378	-14.7%
Trade finance and other service charges and fees	992	1,064	-6.8%	1,115	-11.0%
Gain on sale of Small Business Administration ("SBA") loans	1,616	1,774	-8.9%	1,621	-0.3%
Disposition gains on Purchased Credit Impaired ("PCI") loans	789	1,963	-59.8%	4,334	-81.8%
Net gain on sales of securities	46	-	-	2,048	-97.8%
Other operating income	2,348	1,674	40.3%	1,065	120.5%
Total noninterest income	8,674	9,373	-7.5%	13,561	-36.0%
Noninterest expense:
Salaries and employee benefits	15,950	16,061	-0.7%	16,097	-0.9%
Occupancy and equipment	3,917	3,938	-0.5%	4,896	-20.0%
Data processing	1,330	1,454	-8.5%	1,418	-6.2%
Professional fees	1,090	1,509	-27.8%	1,940	-43.8%
Supplies and communications	821	709	15.8%	880	-6.7%
Advertising and promotion	1,153	1,094	5.4%	1,290	-10.6%
OREO expense	73	183	-60.1%	225	-67.6%
Other operating expenses	4,003	2,915	37.3%	1,976	102.6%
Total noninterest expense	28,337	27,863	1.7%	28,722	-1.3%
Income before provision for income taxes	21,369	23,005	-7.1%	24,528	-12.9%
Income tax expense	8,248	8,857	-6.9%	10,569	-22.0%
Net income	$13,121	$14,148	-7.3%	$13,959	-6.0%

Basic earnings per share:	$0.41	$0.44		$0.44
Diluted earnings per share:	$0.41	$0.44		$0.44

Weighted-average shares outstanding:
Basic	31,912,470	31,882,489		31,799,573
Diluted	32,088,233	32,029,910		31,909,808
Common shares outstanding	32,252,774	32,260,320		31,977,207

Hanmi Financial Corporation and Subsidiaries
Consolidated Statement of Income (Unaudited)
(In thousands, except share and per share data)

	Nine Months Ended
	September 30,	September 30,	Percentage
	2016	2015	Change
Interest and dividend income:
Interest and fees on loans	$120,862	$110,415	9.5%
Interest on securities	8,604	9,737	-11.6%
Dividends on FRB and FHLB stock	1,540	2,205	-30.2%
Interest on deposits in other banks	152	156	-2.6%
Total interest and dividend income	131,158	122,513	7.1%
Interest expense:
Interest on deposits	11,769	11,463	2.7%
Interest on FHLB advances	673	61	1003.3%
Interest on subordinated debentures	584	454	28.6%
Total interest expense	13,026	11,978	8.7%
Net interest income before provision for loan losses	118,132	110,535	6.9%
Negative provision for loan losses	(4,490)	(7,779)	-42.3%
Net interest income after provision for loan losses	122,622	118,314	3.6%
Noninterest income:
Service charges on deposit accounts	8,782	9,758	-10.0%
Trade finance and other service charges and fees	3,099	3,491	-11.2%
Gain on sale of Small Business Administration ("SBA") loans	4,247	4,878	-12.9%
Net gain on sales of securities	46	6,144	-99.3%
Disposition gains on Purchased Credit Impaired ("PCI") loans	3,411	8,027	-57.5%
Other operating income	5,423	3,246	67.1%
Total noninterest income	25,008	35,544	-29.6%
Noninterest expense:
Salaries and employee benefits	47,710	48,023	-0.7%
Occupancy and equipment	11,351	13,423	-15.4%
Data processing	4,219	4,885	-13.6%
Professional fees	4,063	5,982	-32.1%
Supplies and communications	2,266	2,638	-14.1%
Advertising and promotion	2,769	2,859	-3.1%
OREO expense	721	629	14.6%
Other operating expenses	9,170	6,953	31.9%
Merger and integration costs	-	1,747	-100.0%
Total noninterest expense	82,269	87,139	-5.6%
Income before provision for income taxes	65,361	66,719	-2.0%
Income tax expense	23,288	27,722	-16.0%
Net income	$42,073	$38,997	7.9%

Basic earnings per share:	$1.31	$1.22
Diluted earnings per share:	$1.31	$1.22

Weighted-average shares outstanding:
Basic	31,880,466	31,774,047
Diluted	32,031,295	31,855,024
Common shares outstanding	32,252,774	31,977,207

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands, except ratios)

	As of or for the Three Months Ended			As of or for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Average balances:
Loans (1)	$3,477,280	$3,328,416	$2,895,336	$3,333,369	$2,851,895
Securities	589,832	657,756	721,472	643,125	834,862
Interest-earning assets	4,129,997	4,055,578	3,755,740	4,045,430	3,801,057
Assets	4,397,555	4,325,500	4,021,642	4,315,012	4,074,537
Deposits	3,669,419	3,479,365	3,484,648	3,544,389	3,498,393
Borrowings	171,779	296,858	20,541	222,889	63,909
Interest-bearing liabilities	2,651,505	2,605,737	2,433,703	2,600,851	2,513,660
Stockholders’ equity	528,581	518,015	479,478	515,403	471,218
Tangible equity (2)	527,072	516,424	477,620	513,813	469,267

Performance ratios:
Pre-tax, pre-provision earnings on average assets (3)	1.80%	2.00%	2.05%	1.88%	1.93%
Return on average assets (3)	1.19%	1.32%	1.38%	1.30%	1.28%
Return on average stockholders’ equity (3)	9.88%	10.98%	11.55%	10.90%	11.06%
Return on average tangible equity (3)	9.90%	11.02%	11.60%	10.94%	11.11%
Efficiency ratio	58.72%	56.46%	57.97%	57.47%	59.65%
Efficiency ratio excluding merger and integration costs	58.72%	56.46%	57.97%	57.47%	58.46%
Net interest margin (3) (6)	3.86%	4.02%	3.81%	3.95%	3.89%
Net interest margin excluding acquisition accounting (3) (6)	3.75%	3.84%	3.49%	3.76%	3.40%

Allowance for loan losses:
Balance at beginning of period	$39,707	$41,026	$50,820	$42,935	$52,666
(Negative provision) provision for loan losses	(1,450)	(1,515)	(3,704)	(4,490)	(7,779)
Net (charge-offs) recoveries	715	196	(754)	527	1,475
Balance at end of period	$38,972	$39,707	$46,362	$38,972	$46,362

Asset quality ratios:
Nonperforming Non-PCI loans to loans (4)	0.31%	0.36%	0.79%	0.31%	0.79%
Nonperforming assets to assets (4)	0.50%	0.54%	0.88%	0.50%	0.88%
Net loan charge-offs (recoveries) to average loans (3)	-0.08%	-0.02%	0.10%	-0.02%	-0.07%
Allowance for loan losses to loans	1.10%	1.15%	1.52%	1.10%	1.52%
Allowance for loan losses to nonperforming Non-PCI loans (4) (5)	305.43%	277.60%	180.52%	305.43%	180.52%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,475	$1,220	$962	$986	$1,366
Provision (negative provision) for loan losses	16	255	(406)	505	(810)
Balance at end of period	$1,491	$1,475	$556	$1,491	$556

Nonperforming assets (4):
Nonaccrual Non-PCI loans	$10,948	$12,341	$23,944
Loans 90 days or more past due and still accruing	-	-	-
Nonperforming Non-PCI loans	10,948	12,341	23,944
OREO, net	10,971	11,846	13,249
Nonperforming assets	$21,919	$24,187	$37,193

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$1,066	$1,517	$1,424
Delinquent loans to loans	0.03%	0.04%	0.05%

Acquired loans
PCI loans, net of discounts	$15,540	$15,020	25,145
Allowance for loan losses on PCI loans	$5,533	$5,448	3,138
Non-PCI loans, net of discounts	$108,434	$117,750	179,695
Unamortized acquisition discounts on Non-PCI loans	$7,087	$7,735	14,414

(1) Includes loans held for sale
(2) Refer to "Non-GAAP Financial Measures" for further details.
(3) Annualized
(4) Excludes PCI loans
(5) Excludes allowance for loan losses allocated to PCI loans
(6) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands, except ratios)

	September 30,	June 30,	September 30,
	2016	2016	2015
Loan portfolio:
Commercial real estate loans	$2,880,012	$2,835,077	$2,541,449
Residential real estate loans	330,675	296,496	198,105
Commercial and industrial loans	319,656	293,073	280,784
Consumer loans	22,316	24,664	24,734
Loans receivable	3,552,659	3,449,310	3,045,072
Loans held for sale, at the lower of cost or fair value	6,425	12,833	4,871
Total loans	$3,559,084	$3,462,143	$3,049,943

Loan mix:
Commercial real estate loans	80.9%	81.8%	83.3%
Residential real estate loans	9.3%	8.6%	6.5%
Commercial and industrial loans	9.0%	8.5%	9.2%
Consumer loans	0.6%	0.7%	0.8%
Loans held for sale, at the lower of cost or fair value	0.2%	0.4%	0.2%
Total loans	100.0%	100.0%	100.0%

Deposit portfolio:
Demand: noninterest-bearing	$1,231,967	$1,189,528	$1,114,621
interest-bearing	94,272	92,776	87,871
Money market and savings	1,242,502	1,023,421	871,869
Time deposits of $250,000 or less	819,471	891,197	1,068,864
Time deposits of more than $250,000	382,995	392,367	375,469
Total deposits	$3,771,207	$3,589,289	$3,518,694

Deposit mix:
Demand: noninterest-bearing	32.7%	33.1%	31.7%
interest-bearing	2.5%	2.6%	2.5%
Money market and savings	32.9%	28.5%	24.8%
Time deposits of $250,000 or less	21.7%	24.8%	30.3%
Time deposits of more than $250,000	10.2%	11.0%	10.7%
Total deposits	100.0%	100.0%	100.0%

Capital ratios (7):
Hanmi Financial
Total risk-based capital	14.97%	15.16%	14.80%
Tier 1 risk-based capital	13.84%	14.00%	13.54%
Common equity tier 1 capital	13.69%	13.85%	13.54%
Tier 1 leverage capital ratio	11.68%	11.69%	11.19%
Hanmi Bank
Total risk-based capital	14.59%	14.58%	14.74%
Tier 1 risk-based capital	13.46%	13.43%	13.48%
Common equity tier 1 capital	13.46%	13.43%	13.48%
Tier 1 leverage capital ratio	11.36%	11.21%	11.14%

(7) Preliminary ratios for September 30, 2016

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans (1)	$3,477,280	$41,150	4.71%	$3,328,416	$40,645	4.91%	$2,895,336	$36,466	5.00%
Securities (2)	589,832	3,210	2.18%	657,756	3,397	2.07%	721,472	2,950	1.64%
FRB and FHLB stock	19,207	419	8.73%	30,808	579	7.52%	29,916	607	8.12%
Interest-bearing deposits in other banks	43,678	55	0.50%	38,598	49	0.51%	109,016	68	0.25%
Total interest-earning assets	4,129,997	44,834	4.32%	4,055,578	44,670	4.43%	3,755,740	40,091	4.23%

Noninterest-earning assets:
Cash and due from banks	116,779			114,247			89,241
Allowance for loan losses	(40,214)			(41,483)			(50,416)
Other assets	190,993			197,158			227,077
Total noninterest-earning assets	267,558			269,922			265,902

Total assets	$4,397,555			$4,325,500			$4,021,642

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$93,852	$19	0.08%	$96,397	$19	0.08%	$91,111	$31	0.13%
Money market and savings	1,141,747	1,834	0.64%	944,355	1,212	0.52%	860,595	1,112	0.51%
Time deposits	1,244,127	2,505	0.80%	1,268,127	2,453	0.78%	1,461,456	2,738	0.74%
FHLB advances	152,935	179	0.47%	278,077	299	0.43%	1,902	1	0.21%
Subordinated debentures	18,844	206	4.35%	18,781	196	4.20%	18,639	158	3.36%
Total interest-bearing liabilities	2,651,505	4,743	0.71%	2,605,737	4,179	0.64%	2,433,703	4,040	0.66%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,189,693			1,170,486			1,071,486
Other liabilities	27,924			31,262			36,960
Total noninterest-bearing liabilities	1,217,617			1,201,748			1,108,446

Total liabilities	3,869,122			3,807,485			3,542,149
Stockholders' equity	528,581			518,015			479,478

Total liabilities and stockholders' equity	$4,397,703			$4,325,500			$4,021,627

Net interest income		$40,091			$40,491			$36,051

Cost of deposits			0.47%			0.43%			0.44%
Net interest spread			3.61%			3.79%			3.57%
Net interest margin			3.86%			4.02%			3.81%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Nine Months Ended
	September 30, 2016			September 30, 2015
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans (1)	$3,333,369	$120,862	4.84%	$2,851,895	$110,415	5.18%
Securities (2)	643,125	10,136	1.58%	834,862	9,824	1.18%
FRB and FHLB stock	26,809	1,540	5.74%	29,903	2,205	7.37%
Interest-bearing deposits in other banks	42,127	152	0.48%	84,397	156	0.25%
Total interest-earning assets	4,045,430	132,690	4.38%	3,801,057	122,600	4.31%

Noninterest-earning assets:
Cash and due from banks	115,235			88,313
Allowance for loan losses	(41,401)			(52,287)
Other assets	195,748			237,454
Total noninterest-earning assets	269,582			273,480

Total assets	$4,315,012			$4,074,537

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$95,264	$56	0.08%	$89,286	$89	0.13%
Money market and savings	996,578	4,130	0.55%	834,418	3,087	0.49%
Time deposits	1,286,120	7,583	0.79%	1,526,047	8,287	0.73%
FHLB advances	204,106	673	0.44%	45,311	61	0.18%
Subordinated debentures	18,783	584	4.15%	18,598	454	3.26%
Total interest-bearing liabilities	2,600,851	13,026	0.67%	2,513,660	11,978	0.64%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,166,427			1,048,642
Other liabilities	32,381			40,818
Total noninterest-bearing liabilities	1,198,808			1,089,460

Total liabilities	3,799,659			3,603,120
Stockholders' equity	515,403			471,218

Total liabilities and stockholders' equity	$4,315,062			$4,074,338

Net interest income		$119,664			$110,622

Cost of deposits			0.44%			0.44%
Net interest spread			3.71%			3.67%
Net interest margin			3.95%			3.89%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	September 30,	June 30,	September 30,
Hanmi Financial Corporation	2016	2016	2015
Assets	$4,402,180	$4,441,333	$4,214,241
Less other intangible assets	(1,456)	(1,537)	(1,795)
Tangible assets	$4,400,724	$4,439,796	$4,212,446

Stockholders' equity	$531,198	$525,185	$485,449
Less other intangible assets	(1,456)	(1,537)	(1,795)
Tangible stockholders' equity	$529,742	$523,648	$483,654

Stockholders' equity to assets	12.07%	11.82%	11.52%
Tangible common equity to tangible assets	12.04%	11.79%	11.48%

Common shares outstanding	32,252,774	32,260,320	31,977,207
Tangible common equity per common share	$16.42	$16.23	$15.12

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations
Addo Investor Relations
310-829-5400